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                                                      Exhibit 4.9
                        DEMAND GRID NOTE


Rochester, New York       August 22, 1996            $25,000,000



          For purposes of this Note:

          1. The "Bank" means Manufacturers and Traders Trust Company, a New York banking corporation having its chief executive office at One M&T Plaza, Buffalo, New York 14240.

          2. The "Bank's Prime Rate" means the rate per year announced by the Bank as the prime rate of interest of the Bank.

          3. The "Borrower" means Home Properties of New York, L.P., a New York limited partnership having its chief executive office at 850 Clinton Square, Rochester, New York 14604.

          4. "Business Day" means any day on which banks are open to conduct regular business in both New York City and London.

          5. The "Corporate General Partner" means Home Properties of New York, Inc., a Maryland business corporation having its chief executive office at 850 Clinton Square, Rochester, New York
14604.

          6. The "Credit" means a line of credit made available by the Bank to the Borrower in the maximum principal amount equal to the Limiting Principal Amount.

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          7.        "Demand" means any demand by the Holder for the payment
of the Outstanding Principal Amount.

          8.        "Distribution" means, with respect to any corporation,
(a) any dividend or other distribution, whether in cash or in the form of any other asset, on account of any of its stock or (b) any payment on account of the purchase, redemption, retirement or other acquisition of any of its stock.

          9. The "Holder" means the Bank or any transferee of this Note.

          10.       The "Limiting Principal Amount" means $25,000,000.

          11. "Loan" means any loan made by the Bank pursuant to the Credit.

          12. "One-Month Libor Rate" means, for any calendar month, the rate, as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank and as adjusted, in the sole discretion of the Bank, to reflect any increased cost directly or indirectly resulting from, or any reserve required by, applicable law, any guideline or program of any court, agency or other governmental authority or any other circumstance affecting the London

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interbank eurodollar market, at
which United States dollar deposits in immediately available funds are offered in the London interbank eurodollar market at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date that is two Business Days before the first Business Day of such calendar month for delivery on the first Business Day of such calendar month for a one-month period.

          13. The "Outstanding Principal Amount" means the outstanding principal amount of this Note.

          14. "Person" means (a) any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated association or (b) any other entity, body, organization or group.

          15. "Related Entity" means (a) the Borrower, (b) the Corporate General Partner or (c) any Person (i) of which the Borrower or the Corporate General Partner now or hereafter has beneficial ownership, whether direct or indirect, of 50% or more of the outstanding shares of any class of stock or 50% or more of any class of other ownership interest or (ii) such lower percentage of the outstanding shares of any class of such stock or any class of such other ownership interest as is sufficient to render such Person a subsidiary of the Borrower or the Corporate General Partner for purposes of generally accepted accounting principles as in effect at the time of determination of the status of such Person for purposes of this definition.

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          16.       "Request" means any oral (including, but not limited
to, telephonic), written (including, but not limited to, facsimile) or other request for a Loan that (a) states the original principal amount of such Loan, the date such Loan is requested to be made and the purpose of such Loan, (b) certifies that no change in the Partnership Agreement of the Borrower or the Certificate of Incorporation or By-laws of the Corporate
General Partner has been made since the date of this Note except as disclosed in such request or a prior such request and (c) contains any other information required by the Bank prior to the making of such Loan.

          For value received, the Borrower promises to pay to the order of the Bank at any of the banking offices of the Bank, in lawful money of the United States and immediately available funds, on demand (a) the Limiting Principal Amount or the Outstanding Principal Amount, if less, (b) interest, calculated on the basis of a 360-day year for the actual number of days each year (365 or 366, as applicable), on the Outstanding Principal Amount from and including the date of this Note to but not including the date the Outstanding Principal Amount is paid in full at a rate per year that shall (i) on each day beginning before the Outstanding Principal Amount becomes due, whether pursuant to any Demand or otherwise, be 1.75% above the One-Month Libor Rate for the calendar month in which such day falls and
(ii) on each day subsequent to the last day described in clause
(a)(i) of this sentence be 4% above the rate in effect such subsequent day as the Bank's Prime Rate (provided, however, that (A)

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in no event shall such interest be payable at a rate in
excess of the maximum rate permitted by applicable law and
(B) solely to the extent necessary to result in such interest not being payable at a rate in excess of such maximum rate, any amount that would be treated as part of such interest under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Bank, shall be refunded to the Borrower, it being the intention of the Bank and the Borrower that such interest not be payable at a rate in excess of such maximum rate) and (c) each cost and expense (including, but not limited to, the reasonable fees and disbursements of counsel to the Holder, whether retained for advice, litigation or any other purpose) incurred by the Holder in endeavoring to (i) collect any amount payable pursuant to this Note and remaining unpaid, (ii) preserve or exercise any right or remedy of the Holder pursuant to this Note or (iii) preserve or exercise any right or remedy of the Holder relating to, enforce or realize upon any guaranty, endorsement, collateral, subordination or other security or assurance of payment now or hereafter securing the payment of or otherwise now or hereafter applicable to any amount payable pursuant to this Note.

          In the absence of any Demand, a payment of interest pursuant to this Note shall become due on the first day of each calendar month.

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          In the absence of any earlier Demand, the Outstanding
Principal Amount shall become due on August 22, 1997.

          If any of the Outstanding Principal Amount or any interest payable pursuant to this Note is not paid within ten days after the date it becomes due, whether pursuant to any Demand or otherwise, the Borrower shall pay to the Holder on demand a late charge of 6% thereof.

          The Bank may make any Loan in reliance upon any Request that the Bank in good faith believes to be valid and to have been made in the name or on behalf of the Borrower by any officer of the Corporate General Partner unless prior to receipt of such Request by the Bank the Bank received from the Corporate General Partner and had a reasonable time to act on written notice revoking the authority of such officer to make a Request in the name or on behalf of the Borrower. The Bank shall not incur any liability to the Borrower or any other Person as a direct or indirect result of making any Loan in accordance with the preceding sentence.

          The Credit is available subject to the Bank's continuing review and right of modification, restriction, suspension or termination at any time for any reason without any prior notice to the Borrower. No modification, restriction, suspension or termination of the Credit shall affect the obligation of the Borrower to repay the original principal amount of each Loan, the obligation

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of the Borrower to pay interest on
the outstanding principal amount of each Loan or any other obligation of the Borrower to the Holder pursuant to this Note or otherwise.

          For each period (1) beginning on the date of this Note and ending on the last day of the calendar quarter containing such date, (2) consisting of any calendar quarter beginning after the calendar quarter containing the date of this Note and before the calendar quarter containing the first date any Demand is made or (3) beginning on the first day of the calendar quarter containing the first date any Demand is made and ending on such date, the Borrower shall pay to the Bank on demand a non-usage fee equal to the product obtained by multiplying (a) the difference between the Limiting Principal Amount and the daily average during such period of the Outstanding Principal Amount first by (b) 1/4% and then by (c) the fraction obtained by dividing the number of days in such period by 360 (provided, however, that (i) in no event shall there be payable any such non-usage fee that would result in interest being payable on the Outstanding Principal Amount at a rate in excess of the maximum rate permitted by applicable law and (ii) solely to the extent necessary to result in such interest not being payable at a rate in excess of such maximum rate, any amount that would be treated as part of such interest under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled and, if received by the Bank, shall be refunded to the Borrower, it being the intention

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of the Bank and
the Borrower that such interest not be payable at a rate in excess of such maximum rate).

          There shall be payable as principal pursuant to this Note only so much of the Limiting Principal Amount as shall have been advanced by the Bank as a Loan or Loans and is outstanding. The Holder shall set forth on the schedule attached to and made a part of this Note or any similar schedule (including, but not limited to, any similar schedule maintained in computerized records) annotations evidencing (1) the date and original principal amount of each Loan, (2) the date and amount of each payment to be applied to the Outstanding Principal Amount and (3) the Outstanding Principal Amount after each Loan and each such payment. Each such annotation shall, in the absence of manifest error, be conclusive and binding upon the Borrower. No failure by the Holder to make and no error by the Holder in making any annotation on such attached schedule or any such similar schedule shall affect the obligation of the Borrower to repay the original principal amount of each Loan, the obligation of the Borrower to pay interest on the outstanding principal amount of each Loan or any other obligation of the Borrower to the Holder pursuant to this Note or otherwise.

          Until the Credit has been terminated by the Bank and all amounts payable pursuant to this Note have been fully and indefeasibly paid or otherwise discharged, the Borrower shall, unless

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the prior written consent of the Holder to not doing so
shall have been obtained by the Borrower, assure that:

          1. The aggregate outstanding principal amount at any time of liabilities of Related Entities arising from the borrowing of any money or the deferral of any of the purchase price of any asset or pursuant to any capital lease does not exceed 50% of the total of (a) the aggregate market value at such time of all outstanding shares of stock of the Corporate General Partner, (b) the aggregate market value at such time of all outstanding partnership interests in the Borrower not owned by the Corporate General Partner and (c) the aggregate outstanding principal amount at such time of liabilities of the Borrower and the Corporate General Partner arising from the borrowing of any money or the deferral of any of the purchase price of any asset or pursuant to any capital lease;

          2. The combined net income of all Related Entities for any fiscal year of the Corporate General Partner before distributions and non-cash expenses is at least 120% of the higher of (a) all principal and interest scheduled to become due during the immediately following fiscal year of the Corporate General Partner with respect to liabilities of Related Entities arising from the borrowing of any money or the deferral of any of the purchase price of any asset or pursuant to any capital lease, except for any balloon payment of any of such principal that is scheduled to become due during such immediately following fiscal year and is reasonably expected to be

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refinanced, extended or
paid prior to becoming due, or (b) all principal and interest that would be scheduled to become due during such immediately following fiscal year in connection with a loan for which (i) the principal amount was equal to the aggregate outstanding principal amount at the end of such fiscal year of such liabilities, (ii) the rate of interest was a fixed rate of 9% per year and (iii) 300 monthly payments of principal and interest equal in amount were scheduled to be made to repay the principal amount thereof and pay interest in connection therewith;

          3. The combined earnings of all Related Entities for any fiscal year of the Corporate General Partner before interest, tax, depreciation and amortization expense are at least 200% of all principal and interest scheduled to become due during the immediately following fiscal year of the Corporate General Partner with respect to liabilities of Related Entities arising from the borrowing of any money or the deferral of the purchase price of any asset or pursuant to any capital lease, except for any balloon payment of any of such principal that is scheduled to become due during such immediately following fiscal year and is reasonably expected to be refinanced, extended or paid prior to becoming due;

          4. The aggregate outstanding principal amount at the end of each fiscal quarter of the Corporate General Partner of liabilities of Related Entities does not exceed 550% of the combined

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earnings of all Related Entities for such fiscal quarter
before interest, tax, depreciation and amortization expense;

          5. The combined earnings of all Related Entities for any fiscal year of the Corporate General Partner before interest, tax, depreciation and amortization expense that are attributable to assets not subject to any mortgage, security interest or other lien are at least 200% of the higher of (a) all principal and interest scheduled to become due during the immediately following fiscal year of the Corporate General Partner with respect to liabilities of Related Entities (i) arising from the borrowing of any money or the deferral of the purchase price of any asset or pursuant to any capital lease and (ii) the payment of which is not secured by any mortgage, security interest or other lien on any asset of any Related Entity, except for any balloon payment of any of such principal that is scheduled to become due during such immediately following fiscal year and is reasonably expected to be refinanced, extended or paid prior to becoming due, or (b) all principal and interest that would be scheduled to become due during such immediately following fiscal year in connection with a loan for which (i) the principal amount was equal to the daily average of the Outstanding Principal Amount during such fiscal year of such liabilities, (ii) the rate of interest was a fixed rate of 8% per year and (iii) 300 monthly payments of principal and interest equal in amount were scheduled to be made the repay the principal amount thereof and pay interest in connection therewith;

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          6.   The aggregate market value at any time of all real
property interests of Related Entities not subject to any mortgage, security interest or other lien is at least 150% of the aggregate outstanding principal amount at such time of liabilities of Related Entities (a) arising from the borrowing of any money or the deferral of any of the purchase price of any asset or pursuant to any capital lease and (b) the payment of which is not secured by any mortgage, security interest or other lien on any asset of any Related Entity; and

          7. No Related Entity that is a corporation declares, pays or makes any Distribution, except for (a) dividends payable solely in any of its stock, (b) cash dividends paid to the Borrower or the Corporate General Partner by any Related Entity all of the outstanding shares of stock of which other than shares required by applicable law to enable any individual to serve as a director of such Related Entity are owned by the Borrower or the Corporate General Partner at the time of such payment and (c) during each fiscal year of the Corporate General Partner, cash dividends declared or paid by the Corporate General Partner in an amount not exceeding (i) the consolidated earnings of the Corporate General Partner for such fiscal year before depreciation and amortization expense minus (ii) all principal scheduled to become due during the immediately following fiscal year of the Corporate General Partner with respect to liabilities of Related Entities arising from the borrowing of any money or the deferral of any of the purchase price of any asset or

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pursuant to any capital lease, except for any balloon payment of any of such principal that is scheduled to become due during such immediately following fiscal year and is reasonably expected to be refinanced, extended or paid prior to becoming due.

          Each accounting term used in this Note shall be construed as of any time in accordance with generally accepted accounting principles as in effect at such time. Each accounting computation that this Note requires to be made as of any time shall be made in accordance with such principles as in effect at such time, except where such principles are incompatible with any requirement of this Note.

          All amounts payable pursuant to this Note and remaining unpaid shall, without any notice, demand, presentment or protest of any kind (each of which is knowingly, voluntarily, intentionally and irrevocably waived by the Borrower), automatically become immediately due if the Borrower commences or has commenced against it any proceeding pursuant to any bankruptcy or insolvency statute.

          This Note shall be governed by and construed, interpreted and enforced in accordance with the internal law of the State of New York, without regard to principles of conflict of laws.

          This Note is given in replacement of and substitution for, but not payment of, a Demand Grid Note, dated July 15, 1996, in the

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maximum principal amount of $17,000,000 executed and
delivered to the Bank by the Borrower.

          THE BORROWER KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR OTHER LEGAL PROCEEDING, WHETHER BASED ON ANY CONTRACT, ON ANY NEGLIGENT OR INTENTIONAL TORT, ON ANY STATUTE, REGULATION OR OTHER LAW OR OTHERWISE, IN CONNECTION WITH, OR OTHERWISE RELATING TO, (A) THIS NOTE OR ANY GUARANTY, ENDORSEMENT, COLLATERAL, SUBORDINATION OR OTHER SECURITY OR ASSURANCE OF PAYMENT NOW OR HEREAFTER DIRECTLY OR INDIRECTLY SECURING THE PAYMENT OF, OR OTHERWISE NOW OR HEREAFTER DIRECTLY OR INDIRECTLY APPLICABLE TO, ANY AMOUNT PAYABLE PURSUANT TO THIS NOTE, (B) ANY OTHER WRITING HERETOFORE OR HEREAFTER EXECUTED IN CONNECTION WITH, OR OTHERWISE RELATING TO, THIS NOTE OR ANY SUCH GUARANTY, ENDORSEMENT, COLLATERAL, SUBORDINATION OR OTHER SECURITY OR ASSURANCE OF PAYMENT OR (C) ANY COURSE OF DEALING, COURSE OF PERFORMANCE OR OTHER CONDUCT HERETOFORE OR HEREAFTER PURSUED, ANY ACTION HERETOFORE OR HEREAFTER TAKEN OR OMITTED TO BE TAKEN, OR ANY ORAL OR WRITTEN REPRESENTATION HERETOFORE OR HEREAFTER MADE, BY OR ON BEHALF OF THE HOLDER IN CONNECTION WITH, OR OTHERWISE RELATING TO, THIS NOTE OR ANY SUCH GUARANTY, ENDORSEMENT, COLLATERAL, SUBORDINATION OR OTHER SECURITY OR ASSURANCE OF PAYMENT.


                         HOME PROPERTIES OF NEW YORK, L.P.

                         By   HOME PROPERTIES OF NEW YORK, INC.,
                              Its Sole General Partner

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                              By /s/ Norman Leenhouts
                                 --------------------
                                 Norman Leenhouts, Chairman

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                           ACKNOWLEDGMENT


STATE OF NEW YORK   )
                    :  SS.
COUNTY OF MONROE    )


          On the 21st day of August in year 1996, before me personally came Norman Leenhouts, to me known, who being by me duly sworn, did depose and say that he resides at 1206 Fairway 18, Macedon, New York; that he is the Chairman of Home Properties of New York, Inc., the corporation which executed the above instrument on behalf of Home Properties of New York, L.P., the limited partnership described therein and of which said corpora tion is the sole general partner; and that he signed his name thereto by order of the board of directors of said corporation.


                         /s/ Ann M. McCormick
                         -------------------
                         Notary Public

                         Ann M. McCormick
                         Notary Public in the State of New York
                         Monroe County
                         Commission Expires March 21, 1998

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                SCHEDULE OF ADVANCES AND PAYMENTS


         Original                        Outstanding
         Principal   Date     Principal  Principal
Date of  Amount of   of       Amount of  Amount of    Approving
Loan     Loan        Payment  Payment    Note         Employee